Pricing Supplement No. 84 Dated May 29, 1997
(To Prospectus and Prospectus Supplement
Dated October 24, 1996)
                                                   Rule 424(b)(3)
                                               Registration Statement
                                                   No. 33-64237


                      U.S.$5,000,000,000

                 FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Goldman, Sachs & Co. have agreed to purchase the Notes at a price of 99.650% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              June 4, 1997

Principal Amount:        $100,000,000

Interest Rate Basis:     LIBOR having an Index Maturity of three months
                         plus 15 basis points.

Interest Reset Dates:    Quarterly on the 4th day of the months of March,
                         June, September and December, beginning September 4,
                         1997.


Interest Payment Dates:  Quarterly on the 4th day of the months of March,
                         June, September and December, beginning September 4, 1997, and at Stated Maturity.

Stated Maturity:         June 4, 2002

Reference Agent:         The Chase Manhattan Bank




                       GOLDMAN, SACHS & CO.